Exhibit T3A.11

Jersey Financial
Services Commission
Companies Registry

COMPANIES (JERSEY) LAW 1991, as amended

CERTIFICATE OF INCORPORATION OF A LIMITED COMPANY

Registered Number 119695

I HEREBY CERTIFY THAT

CONCORDIA HOLDINGS (JERSEY) LIMITED

is this day incorporated as a private company under the Companies (Jersey) Law 1991

Dated this 09 October 2015

For and on behalf of the Registrar

REGISTRAR OF COMPANIES • JERSEY CHANNEL ISLANDS

Authentication ID
79c8679a-7935-4b85-8b31-20393e6b7cd1